Exhibit 99.1

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CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp Carl Hull, Chief Executive Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6417 chull@aicorp.com

FOR IMMEDIATE RELEASE

Applied Imaging Announces Intent to Restate Financials and

Delay in Filing of Third Quarter Form 10-Q

San Jose, California, November 15, 2004 — Applied Imaging Corp. (Nasdaq: AICX) announced today that it intends to restate its financial statements for the fiscal year ended December 31, 2003, and its quarterly financial statements for the first and second quarters of the fiscal year ending December 31, 2004. Accordingly, the previously issued financial statements for the above periods should no longer be relied upon. Additionally, the Company announced that it would be delaying the filing of its Form 10-Q for the quarter ended September 30, 2004 as a result of these restatements.

During the third quarter of 2004, a transaction was identified where revenue was recognized in a manner inconsistent with the Company’s policies and procedures then in effect. Following the identification of this transaction, the Audit Committee of the Board of Directors commenced an internal investigation.

During the course of its investigation, the Audit Committee identified several revenue transactions generally involving its Ariol® system in which commitments were made for the future delivery of software applications then under development. Statement of Position (SOP) 97-2 “Software Revenue Recognition” requires that vendor specific objective evidence (VSOE) of the fair value of such “future deliverables” be established in order to recognize a portion of revenue in the reporting period in which the sale was originally made. Consequently, these previously booked revenues will be deferred from prior reports and will be recognized in subsequent periods.

In addition, the Company is verifying the delivery terms and dates for a limited number of international sales orders that were shipped at the end of quarterly reporting periods in order to confirm when the transactions were completed.

Impact on Previously Reported Financial Statements

The cash balances and cash flows of the Company are not expected to change as a result of the restatements. The Company has received payment for each of the Ariol orders involving the “future deliverables” described above.

Based upon the preliminary findings of the Audit Committee, the Company currently estimates that the adjustments to its income statement related to the above transactions will be to defer $1.0 million to $1.5 million in previously recognized revenues from 2003 until the third and fourth quarter reporting periods in 2004. Similarly, the Company expects that approximately $0.3 million to $0.5 million in revenues previously recognized related to the above transactions in the first half of 2004 will be deferred until the third and fourth quarters of 2004.

Due to the ongoing nature of the inquiry, the reporting periods affected and the impact on these periods may change as further information becomes available.

Expected Timing of Restatements

The Company expects to complete the restatements with respect to the fiscal year 2003 and interim periods 2004 and to make the required Form 10-K/A and Forms 10-Q/A filings prior to year-end 2004. However, because the Company’s inquiry into these matters is ongoing, no assurance can be given that these filings will be made at those times.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories for the analysis of chromosomes in cancer and prenatal disorders. The Company markets a wide range of imaging systems for fluorescence and brightfield microscopy applications. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the precise timing and extent of the Company’s restatement of its financials for the fiscal years 2003 and 2004, and the first and second quarters of 2004; the exact timing of the filing of Form 10-K/A for 2003 and Forms 10-Q/A for the first and second quarters 2004; and the Company’s financial results for the third quarter 2004. Forward looking statements address matters that are subject to a number of risks and uncertainties, including the uncertainty of the Company’s independent auditor’s final review and SEC review and final determinations. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the independent auditor’s final determination of the Company’s financials for fiscal year 2003, and first, second and third quarters for fiscal year 2004; the possibility that the auditor and/or Company may identify other instances that require restatement under applicable SEC rules and determinations; and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made as of November 15, 2004, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

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